Exhibit 99.e.5

KEELEY FUNDS, INC.

FOURTH AMENDMENT TO THE

UNDERWRITING AGREEMENT

THIS FOURTH AMENDMENT dated as of the 3rd day of November, 2009 to the Underwriting Agreement, dated as of the 7th day of April, 2005, as amended February 14, 2006, August 15, 2007 and December 21, 2007 (the “Agreement”) is made and entered into by and between KEELEY FUNDS, INC., a Maryland corporation (the “Company”) and KEELEY INVESTMENT CORP., an Illinois corporation (the “Distributor”).

RECITALS

WHEREAS, the parties have entered into an Underwriting Agreement; and

WHEREAS, the Company and the Distributor desire to amend said Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KEELEY FUNDS, INC.		KEELEY INVESTMENT, CORP.

By:	/s/ John L. Keeley, Jr.	By:	/s/ John L. Keeley, Jr.

Name: John L. Keeley, Jr.		Name: John L. Keeley, Jr.

Title: President		Title: President

Exhibit A

to the Keeley Funds, Inc.

Underwriting Agreement

Series	Distribution Plan

Keeley Small Cap Value Fund	Distribution Plan (12b-1 Plan)
Class A Shares	Dated November 3, 2009

Keeley Small Cap Dividend Value Fund	Distribution Plan (12b-1 Plan)
Class A Shares	Dated November 3, 2009

Keeley Small-Mid Cap Value Fund	Distribution Plan (12b-1 Plan)
Class A Shares	Dated November 3, 2009

Keeley Mid Cap Value Fund	Distribution Plan (12b-1 Plan)
Class A Shares	Dated November 3, 2009

Keeley All Cap Value Fund	Distribution Plan (12b-1 Plan)
Class A Shares	Dated November 3, 2009